UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
AMERICAN WOODMARK CORPORATION
(Exact name of registrant as specified in its charter)
__________________________________________

Virginia	54-1138147
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

561 Shady Elm Road, Winchester Virginia, 22602
(Address, including zip code, of registrant's principal executive offices)
__________________________________________

AMERICAN WOODMARK CORPORATION 2023 STOCK INCENTIVE PLAN
(Full title of the plan)
__________________________________________

Paul Joachimczyk
Senior Vice President and Chief Financial Officer
American Woodmark Corporation
561 Shady Elm Road
Winchester, Virginia 22602
(540) 665-9100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________________________________

Copies to:
James M. Anderson III
McGuireWoods LLP
Gateway Plaza
800 East Canal Street
Richmond, Virginia 23219-3916
(804) 775-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.	Plan Information.
Not required to be filed with the Securities and Exchange Commission (the “Commission”).
Item 2.	Registrant Information and Employee Plan Annual Information.
Not required to be filed with the Commission.

PART II	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission are hereby incorporated by reference in, and made a part of, this Registration Statement (other than documents or information in such documents deemed to have been furnished and not filed in accordance with Commission rules):

a.	The Company’s Annual Report on Form 10-K (File No. 000-14798) for the fiscal year ended April 30, 2023, filed with the Commission on June 27, 2023.
b.	The Company’s Quarterly Report on Form 10-Q (File No. 000-14798) for the quarter ended July 31, 2023, filed with the Commission on August 29, 2023.
c.	The Company’s Current Reports on Form 8-K (File No. 000-14798) filed with the Commission on May 25, 2023, May 25, 2023, May 30, 2023, July 27, 2023 and August 29, 2023.
d.
The description of the Common Stock, contained in Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the year ended April 30, 2019 (File No. 000-14798), including any subsequent amendment or any report subsequently filed for the purpose of updating such description.

All documents filed by the Company under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and before the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this registration statement from the date of filing of such documents (other than documents or information included in such documents deemed to have been furnished and not filed in accordance with Commission rules). Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that is incorporated by reference in this registration statement modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (the “Act”) provides that, unless limited by its articles of incorporation, a Virginia corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation against expenses incurred in connection with the proceeding.
The Act also permits a Virginia corporation to indemnify any director or officer who is party to a proceeding because he or she is or was a director or officer against any liability incurred if the director or officer (i) conducted himself or herself in good faith, (ii) believed, in the case of conduct in his or her official capacity, that such conduct was in the corporation’s best interests and, in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, under the Act, a Virginia corporation may not indemnify any director or officer (i) in a proceeding by or in the right of the corporation, except for expenses incurred if it is determined that he or she has met the relevant standard of conduct or (ii) in connection with any proceeding in which he or she is adjudged liable on the basis that personal benefit was improperly received by him or her.
The Act further permits a Virginia corporation to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provision for advances and reimbursement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders or any resolution adopted, before or after the event, by the shareholders, except an indemnity against his or her willful misconduct or a knowing violation of the criminal law.
Under the Act, in any proceeding brought by or in the right of a corporation or by or on behalf of the corporation’s shareholders, the damages assessed against a director or officer arising out of a single transaction, occurrence or course of conduct cannot exceed the lesser of (i) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by shareholders, the bylaws; or (ii) the greater of $100,000 or the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of a director or officer is not limited, however, if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any claim of unlawful insider trading or market manipulation.
The Registrant’s Articles of Incorporation provide for mandatory indemnification of its current and former directors and officers against liability incurred by them in proceedings instituted or threatened against them by third parties, or by or on behalf of the Registrant itself, relating to the manner in which they performed their duties unless they have been guilty of willful misconduct or a knowing violation of the criminal law.
In addition, the Registrant maintains directors’ and officers’ liability insurance that may provide indemnification to our officers and directors in certain circumstances.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index.
Item 9.	Undertakings.

A) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 6 above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winchester, Commonwealth of Virginia, on August 29, 2023.

AMERICAN WOODMARK CORPORATION

By:	/s/ PAUL JOACHIMCZYK
Paul Joachimczyk
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY
Each of the undersigned hereby appoints M. Scott Culbreth and Paul Joachimczyk, each of whom may act individually, as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ M. SCOTT CULBRETH
M. Scott Culbreth	President and Chief Executive Officer (Principal Executive Officer); Director	August 29, 2023

/s/ PAUL JOACHIMCZYK
Paul Joachimczyk	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 29, 2023

/s/ VANCE W. TANG
Vance W. Tang	Director; Non-Executive Chair	August 29, 2023

/s/ LATASHA M. AKOMA
Latasha M. Akoma	Director	August 29, 2023

/s/ ANDREW B. COGAN
Andrew B. Cogan	Director	August 29, 2023

/s/ JAMES G. DAVIS, JR.
James G. Davis, Jr.	Director	August 29, 2023

/s/ DANIEL T. HENDRIX
Daniel T. Hendrix	Director	August 29, 2023

/s/ DAVID A. RODRIGUEZ
David A. Rodriguez	Director	August 29, 2023

/s/ EMILY C. VIDETTO
Emily C. Videtto	Director	August 29, 2023

Exhibit Index
The following exhibits are filed herewith as part of, or incorporated by reference in, this Registration Statement:

Exhibit No.

4.1	Articles of Incorporation of the Company, as amended (a)

4.2	Bylaws of the Company, as amended (b)

5.1	Opinion regarding legality of the Common Stock offered hereunder (c)

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (c)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm (c)

23.3	Consent of McGuireWoods LLP (d)

24.1	Power of Attorney (c)

99.1	American Woodmark Corporation 2023 Stock Incentive Plan (e)

107	Filing Fee Table (c)

(a)	Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2004, filed with the Commission on September 9, 2004 (Commission File No. 000-14798)

(b)	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 25, 2023 (Commission File No. 000-14798)

(c)	Filed with this Registration Statement

(d)	Contained in the Opinion filed as Exhibit 5.1

(e)	Incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement filed with the Commission on June 27, 2023 (Commission File No. 000-14798)